EXHIBIT 99.1

Sun Communities, Inc. Commences Public Offering of 3,500,000 Shares of Common Stock

FOR FURTHER INFORMATION AT THE COMPANY:
Karen J. Dearing
Chief Financial Officer
(248) 208-2500

Southfield, MI, May 24, 2017 - Sun Communities, Inc. (NYSE:SUI) (the “Company”), a real estate investment trust (“REIT”) that owns and operates or has an interest in manufactured housing and recreational vehicle communities, today announced that it has commenced an underwritten public offering of 3,500,000 shares of its common stock. The Company expects to grant the underwriters a 30-day option to purchase up to an additional 525,000 shares of its common stock.

The Company intends to use the net proceeds of the offering to repay borrowings outstanding under the revolving loan under its senior credit facility, to fund possible future acquisitions and for working capital and general corporate purposes.

BofA Merrill Lynch and Citigroup are acting as joint book-running managers for the offering.

The offering will be made only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained by contacting BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, Attn: Prospectus Department or by email at dg.prospectus_requests@baml.com or by contacting Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 telephone: (800) 831-9146.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale is not permitted.

Sun Communities, Inc. is a REIT that currently owns and operates or has an interest in a portfolio of 343 communities comprising approximately 119,000 developed sites.

Forward Looking Statements
This press release contains various "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the Company intends that such forward-looking statements will be subject to the safe harbors created thereby. Forward-looking statements can be identified by words such as "will," "may," "could," "expect," "anticipate," "believes," "intends," "should," "plans," "estimates," "approximate," "guidance," and similar expressions in this press release that predict or indicate future events and trends and that do not report historical matters.

These forward-looking statements reflect the Company's current views with respect to future events and financial performance, but involve known and unknown risks, uncertainties, and other factors, some of which

EXHIBIT 99.1

are beyond the Company's control. These risks, uncertainties, and other factors may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include national, regional and local economic climates, the ability to maintain rental rates and occupancy levels, competitive market forces, the performance of recent acquisitions, the ability to integrate future acquisitions smoothly and efficiently, changes in market rates of interest, changes in foreign currency exchange rates, the ability of manufactured home buyers to obtain financing and the level of repossessions by manufactured home lenders.  Further details of potential risks that may affect the Company are described in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission, including in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

The forward-looking statements contained in this press release speak only as of the date hereof and the Company expressly disclaims any obligation to provide public updates, revisions or amendments to any forward-looking statements made herein to reflect changes in the Company's assumptions, expectations of future events, or trends.